EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made by and between Twin Vee Powercats Co. (the “Company”) and Zimmer Consultants, LLC (“Consultant”) effective December 1, 2024 (the “Effective Date”).

Recitals

WHEREAS, Consultant wishes to provide consultation services to Company, and the Company wishes Consultant to render such services, all in accordance with the terms hereof.

Now, therefor, for and in consideration of the premises and the mutual promises, covenants, and agreements set forth herein, Consultant and the Company agree to the following terms and conditions regarding this Agreement.

1. Services. Consultant shall provide to the Company the services set forth in Exhibit A, as, when and where requested by Company in writing (the “Services”), which such Exhibit A by this reference is incorporated herein all in accordance with the terms and conditions of this Agreement. The Services shall be provided to the Company by Karl Zimmer (“Zimmer”). In connection with the Services, Consultant shall provide to the Company a scope of work, deliverables and estimated time frames for completion.

2. Term. Unless terminated in accordance with the provisions of this Agreement, the Services provided by Consultant to the Company shall be performed during the term set forth in Exhibit A. Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. The provisions of Paragraphs 4, 5, 6, and 7 of this Agreement will survive any termination of this Agreement.

3. Compensation. For providing the Services as defined herein and on the condition Consultant is not in material breach or default of this Agreement, the Company shall deliver to Consultant the consideration described in Exhibit A.

4. Confidential Information. Consultant and Zimmer recognize and acknowledge that, without limitation, the Company’s trade secrets, know-how and proprietary processes as they exist from time to time as well as other confidential and proprietary information, including, without limitation, the Company’s confidential business plans, preclinical and clinical data, operations and procedures, manufacturing methods and techniques, processes, formulas, designs, products, regulatory status and strategies, technical infrastructure, financial information (collectively, “Confidential Information”) are and shall be the exclusive property of the Company. Consultant and Zimmer shall hold all Confidential Information in strict confidence. Further, Consultant and Zimmer shall not, during and after the term of consultancy to the Company, in whole or in part, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purposes whatsoever. These restrictions shall not apply to such information which Consultant and Zimmer can establish by written proof:

i. were known to Consultant and Zimmer as evidenced by written documentation, other than under binder of secrecy, prior to advising to the Company;

ii. have passed into the public domain prior to or after their development by or for the Company, or their disclosure to the Company, other than through acts or omissions attributable to Consultant or Zimmer; or

iii. were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

The Company has taken and shall continue to take all reasonable measures to protect the confidentiality of Confidential Information because of its great value to the Company. Consultant and Zimmer shall not disclose to the Company any confidential information, proprietary material or trade secrets belonging to any current or former employer or other third party. Consultant and Zimmer agree that there will be no publication or other release of information about this Agreement, or the contents or subject matter thereof, such as by press release or otherwise, without the prior written consent of the Company in each instance.

In the event that Consultant or Zimmer is requested in any proceeding to disclose any Confidential Information, Consultant shall give the Company prompt and prior written notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Consultant and Zimmer are nonetheless compelled by order or subpoena of any court or tribunal of competent jurisdiction to disclose Confidential Information, Consultant and Zimmer may disclose such information to the minimum degree necessary without liability hereunder; provided, that, Consultant and Zimmer shall give the Company prior written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and use Consultant’s and Zimmer’s best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

5. Ownership of Intellectual Property.

a) Consultant hereby transfers and assigns to the Company, or to any person or entity designated by the Company, Consultant’s entire right, title, and interest in and to all of the results and proceeds of Consultant’s Services, including, without limitation and as applicable, data, statistical analysis, writings, inventions, ideas, concepts, methods, discoveries, developments and improvements, whether patented or unpatented, and material subject to copyright, made, conceived developed or reduced to practice by Consultant, solely or jointly, arising out of the performance of the Services, whether or not conducted at the Company’s facilities (all of which are collectively referred to herein as “Inventions”). The Company shall own and have title to any Inventions made during the term of this Agreement. Consultant shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details and data pertaining to any Inventions; and Consultant hereby assigns, and shall promptly execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of Consultant to grant and assign, to the Company all rights in and to any and all copyrights, Inventions, discoveries, and improvements resulting from or arising out of Consultant’s performance in connection with this Agreement or pursuant thereto, which Consultant may make, conceive or reduce to practice, either solely or jointly with any other person and permit the Company to file and prosecute patent applications and, as to material subject to copyright, to obtain copyrights thereof. Consultant acknowledges that all copyrightable materials developed or produced by Consultant during the performance of the Services constitute “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101), as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company.

Consultant further agrees that all letters patent that may be granted therefore, and all reissues or reexaminations thereof, shall be for the sole use and benefit of the Company and it shall at once become entitled thereto.

b) Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant agrees to confirm any such waivers and consents from time to time as requested by the Company.

c) If and to the extent that the ownership of any of Consultant’s results and proceeds from Consultant’s Services, in whole or in part, does not automatically vest in Company” for any reason, then this Agreement shall automatically operate as an irrevocable transfer and assignment of any and all right, title, and interest in such results and proceeds by Consultant to Company, in perpetuity and throughout the universe, including all neighboring rights therein of the relevant intellectual property (and all renewals and extensions of such intellectual property) without the necessity of any further consideration, and Company shall be entitled to obtain and hold exclusively in its own name all copyrights and patents in respect of such results and proceeds. No expiration, termination or cancellation of this Agreement or default under this Agreement by any party shall affect Company’s exclusive ownership of the foregoing and/or any of the rights granted herein. Company shall have the rights to use, refrain from using, change, modify, adapt, add to and subtract from all such results and proceeds, as Company in its sole and final discretion shall determine. To the extent that any preexisting rights are embodied or reflected in the results and proceeds of Consultant’s Services, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant hereby grants to Company without condition the irrevocable, perpetual, non-exclusive, royalty-free right and license throughout the universe to use, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof, and authorize others to do any or all of the foregoing.

d) Consultant agrees without condition to perform any acts that may be deemed necessary by Company to evidence more fully the transfer of all results and proceeds of Consultant’s Services to Company. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant to execute and file any documents pursuant to this Section 5 and enforce the Company’s rights under this Agreement.

6. Consultant Documents; Equipment. During the term of this Agreement and thereafter, Consultant shall not remove from or maintain outside Company’s offices and facilities, or make copies of in any form, of any data, documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing confidential information of the type identified in Sections 4 and 5 hereinabove, or other materials or property of any kind, unless necessary in accordance with Consultant’s duties hereunder and prior written authorization therefor has been given to Consultant in writing by Company. In the event that any such data, materials or property is so removed or maintained, or copied, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall have served its specific purpose, and all copies of the foregoing shall be returned or destroyed at the written direction of Company.

Immediately upon the Company’s request and promptly upon termination of this Agreement, Consultant shall deliver to the Company, without limitation, all data, memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by Consultant or made available to Consultant during the term of this Agreement, and copies or abstracts thereof, whether or not of a secret or confidential nature (collectively, the “Consultant Documents”) as well as any equipment provided to Consultant by the Company or at Company’s expense (“Equipment”). Both Consultant Documents and Equipment shall be and are the exclusive property of the Company to be used by Consultant only in the performance of its duties for the Company.

As applicable and if specified that Company and/or its agents or subcontractors are to provide Consultant with any materials necessary to perform the Services (“Materials”), Consultant shall use such Materials solely for the purpose of performing the Services specified and, unless specifically required to perform the Services as agreed to in a prior written agreement with Company, shall not reverse engineer or otherwise attempt to determine the structure, composition or components of the Materials or generate analogs or derivatives of any Materials. Consultant shall not supply such Materials, or any portion thereof, to any third parties unless necessary to perform the Services specified, and on the condition that Company is given prior written notice in each instance. Consultant will use the Materials in compliance with applicable federal, state, local, and applicable national laws and regulations, including, but not limited to, any laws or regulations relating to the testing, storage, transportation, packaging, labeling, or other authorized use of the Materials.

7. Consultant Representations and Warranties: Consultant hereby represents, warrants, and covenants to Company that Consultant and Zimmer have the skills and experience to perform the Services required hereunder, and Consultant acknowledges that Company is relying on Consultant’s and Zimmer’s skill and expertise in the foregoing performance of the Services and Consultant agrees to notify Company in writing whenever Consultant and Zimmer do not have the necessary skill and experience to fully perform hereunder; Consultant and Zimmer shall perform all Services in a professional manner consistent with the level of care, skill, practice, and judgment exercised by other professionals in performing services of a similar nature to Consultant’s Services under similar circumstances, with the requisite skills, qualifications, and licenses needed to carry out such Services; any documentation or reports provided to Company shall be accurate and complete; Consultant will not, in the course of conducting the Services, infringe or misappropriate any intellectual property right of any third party; and the Services performed and the results and proceeds of Consultant’s Services will fully conform to the specifications, requirements, and other terms of this Agreement. Consultant shall indemnify and hold harmless Company and its subsidiaries, parent company, commonly held entities, and their respective directors, officers, employees and agents (“Company Indemnitees”) from any claim, loss, or expense (“Claims”) incurred or arising from Consultant’s gross negligence, willful misconduct, unlawful actions, or breach of this Agreement, or any alleged infringement or misappropriation of third party intellectual property rights in connection with the performance of any Services.

8. Independent Contractor Status; No Employment Created. Consultant acknowledges that the relationship of Consultant to the Company is at all times that of an independent contractor. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between the Company and any persons or as an undertaking by the Company to hire Consultant or any persona as an employee of the Company. The Company will not provide Consultant with an office or any other space from which to conduct the Services, and Consultant shall have the sole control and discretion as to where to perform the Services. Consultant will perform the Services free of the direction and control of the Company, but consistent with the objectives it sets, and will bear the benefit/risk of any profit or loss from rendering the Services. Zimmer will not be considered an employee of the Company for any purpose, including without limitation, any Company employment policy or any employment benefit plan, and will not be entitled to any benefits under any such policy or benefit plan (including without limitation Workers Compensation insurance). The Company will not withhold any federal, state or local employment taxes on Consultant’s or Zimmer’s behalf. Consultant and Zimmer will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment.

9. Invalidity. If any provision of this Agreement shall be adjudicated or otherwise determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all the remaining provisions hereof shall not be affected thereby, and this Agreement shall be deemed to be amended by the parties to delete therefrom the portion thus determined or otherwise adjudicated to be void, invalid, unenforceable or illegal, such amendment to apply only to the operation of such provision in the specific jurisdiction in which such adjudication or other determination is made. In addition, if any provision of this Agreement is adjudicated or otherwise determined to be invalid or unenforceable because such provision is held or otherwise determined to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it to the minimum degree necessary so as to be valid and enforceable with the applicable laws of the jurisdiction in which such adjudication or determination is made, and such amendment shall only apply to the operation of such provision in such jurisdiction.

10. Miscellaneous.

a) Governing Law; This Agreement shall be governed by and construed and enforced in accordance with the federal and state laws of the State of Florida, without reference to any conflict of laws principles therein. The exclusive venue for any claim arising out of, related to, or in connection with this Agreement shall be in the state or federal courts within Martin County, Florida.

b) Entire Agreement. This Agreement and the Separation and Release Agreement dated November ●], 2024 embody the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

c) Assignment. The rights and obligations of Consultant and the Company hereunder shall inure to the benefit of, and shall be binding upon, their respective successors and assigns; provided, however, that nothing contained in this Agreement shall restrict or limit the Company, in any manner whatsoever, from assigning any or all of its rights, benefits or obligations under this Agreement to any affiliate of the Company or in connection with a merger, acquisition or other corporate transaction, in either case, without the necessity of obtaining Consultant’s consent. Consultant’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.

d) Modification and Amendment. This Agreement shall not be modified, amended or extended except by an instrument in writing signed by or on behalf of the parties hereto.

e) Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by both parties.

f) Interpretation. The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Twin Vee Powercats Co. (“Company”)		Zimmer Consultants, LLC (“Consultant”)

By:	/s/ Joseph Visconti	By:	/s/Karl Zimmer
Name:	Joseph Visconti	Name:	Karl Zimmer
Title:	Chief Executive Officer	Title: President

ACKNOWLEDGED AND AGREED:

/s/ Karl Zimmer
Karl Zimmer

Exhibit A

1.	Term: The Agreement shall be effective as of the Effective Date and shall expire as provided for hereinabove, unless earlier terminated by either party (the “Term”) as provided below. Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Either the Company or Consultant may terminate this Agreement at any time, effective immediately, for a material breach which remains uncured for seven (7) days after written notice thereof is given to the defaulting party. In addition, either party may terminate this Agreement at any time and for any or no reason by providing at least sixty (60) days prior written notice of such termination to the other party.

2.	Services. Consultant agrees to render consulting services for in support of the Company and Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) including, without limitation, a continuation of any and all services Consultant rendered during his employment with Company, as and when requested and pre-approved by the CEO (the “Services”). Consultant shall report to Company’s CEO and CFO.

3.

Compensation for Services: Provided Consultant is not in breach or default of this Agreement or the Separation Agreement: (i) the Company shall pay Consultant $60,000 on January 2, 2025 and (ii) the Company shall pay Consultant $2,500 per diem for any day for which Consultant renders Services in accordance with Paragraph 2 of this Exhibit A. Consultant shall invoice Company from time to time (but not less frequently than monthly) for Services rendered under this Agreement. Company shall pay any undisputed invoice within five business days of receipt.

4. Reimbursement of Expenses: The Company shall reimburse Consultant for all reasonable business expenses incurred by him in the course of performing Services that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Reimbursable expenses shall include those incurred by Consultant in traveling to any Company office or facility in connection with the Services.